Exhibit 10.1

[Momenta Pharmaceuticals, Inc. Letterhead]

October 26, 2005

Ram Sasisekharan, Ph.D.
Massachusetts Institute of Technology
Center for Biomedical Engineering
16-561, 77 Massachusetts Avenue
Cambridge, MA 02139

Re:  Consulting Agreement – Renewal

Dear Mr. Sasisekharan:

Reference is made to the Consulting Agreement effective dated August 16, 2001 between Momenta Pharmaceuticals, Inc. (formerly Mimeon, Inc.) (“Company”) and you (“Consultant”), as extended and amended by letter agreements dated August 1, 2003, July 12, 2004, and March 15, 2005 (collectively, the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.  The parties hereby amend the Agreement as follows:

1.  Pursuant to Section 4 of the Agreement, Company and Consultant hereby agree to extend the Term of the Agreement for one additional year, commencing effective as of August 16, 2005 and terminating on August 15, 2006 (the “3rd Renewal Period”).

2.  Section 3.1 of the Agreement is hereby amended by deleting the definition of “Field of Interest” and replacing it with the following:  “The term ‘Field of Interest’ shall mean the field of sequencing, chemical, enzymatic or biological synthesis, production or modification of linear and branched sugars and glycoconjugates.  Field of Interest shall also include complex mixture-related activities in which Momenta is engaged during the term of the Consulting Agreement.”

3.  Section 8 of the Agreement is hereby amended by deleting the second sentence and replacing it with the following:  “In addition, during the 3rd Renewal Period and for a period of one (1) year thereafter, Consultant shall not, without the prior written consent of the Chief Executive Officer of Momenta, which shall not be unreasonably withheld, perform consulting services in the Field of Interest for or on behalf of any business enterprise.”

4.  Consultant hereby represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Enforcement Act of 1992.

5.  Except as otherwise agreed to in this Letter Agreement, the same terms and conditions as are set forth in the Agreement, including without limitation those governing compensation, shall remain in full force and effect during the 3rd Renewal Period.

If the foregoing is in conformity with your understanding, please sign both copies of this letter agreement and return to us for counter-signature, attention Lisa Carron Shmerling, Deputy General Counsel.  This letter agreement shall be deemed to be binding and effective, upon the terms specified herein, as of the date of the final signature below.

Very truly yours,

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Alan L. Crane
Alan L. Crane
Chairman and Chief Executive Officer

Date: November 8, 2005

Agreed and accepted:

By:	/s/ Ram Sasisekharan
Ram Sasisekharan

Date: November 7, 2005